Exhibit 99.1

Dril-Quip, Inc. Announces Results for Third Quarter 2017

•	Generated $100 million of revenue, consistent with general guidance

•	Increased gross margin percentage to 37.1%, up 550 bps sequentially, partially driven by the ongoing cost savings initiatives

•	Reported a Net Loss of $29.3 million, or $0.78 loss per diluted share, including an after tax $31 million impact from one-time charges, foreign currency and tax benefits

•	Adjusted diluted earnings per share, excluding after tax one-time charges, foreign currency and tax benefits, was $0.05 per share

•	Generated $36.0 million of Net Cash Provided by Operating Activities

•	Grew cash on hand to $473 million at September 30, 2017

•	Maintained strong balance sheet with no debt at September 30, 2017

HOUSTON – October 27, 2017 / PR Newswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the third quarter of 2017.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “Despite the fact our markets remained challenging, in the third quarter we generated Adjusted EBITDA of $13.7 million and Free Cash Flow of $29.4 million. This increased our already significant cash position to $473 million at September 30, 2017. This cash balance, coupled with our debt-free balance sheet, positions us to continue to execute our long-term, forward focused strategy. Looking ahead, we believe oil prices and the offshore rig environment will remain uncertain into 2018. However, we are seeing early signs of increased activity in our markets and as the industry rebounds, we expect the new products we are launching will meaningfully increase our total available market and contribute substantially to Dril-Quip’s revenue in the future.”

	Three months ended			Change
	30-Sep-17	30-June-17	30-Sep-16	3Q17-2Q17	3Q17-3Q16
	(in millions, except per share data)
Revenues	$100.3	$127.9	$123.6	-22%	-19%
Cost of sales	63.1	87.5	77.6	-28%	-19%

Gross Margin	$37.2	40.4	$46.0	-8%	-19%
Gross Margin %	37.1%	31.6%	37.2%	550 bps	-13 bps
Net Income (Loss)	$(29.3)	—	$19.0	N/M [1]	N/M [1]
Adjusted EBITDA	$13.7	19.3	$28.2	-29%	-52%
Diluted EPS	$(0.78)	—	$0.51	N/M [1]	N/M [1]
Diluted EPS, excluding charges and forex	$0.05	0.09	$0.63	N/M [1]	N/M [1]

1	N/M for the purposes of this presentation is defined as “not meaningful”.

In conjunction with today’s release, the Company posted a new investor presentation entitled “Q3 2017 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Presentations section under the Investors tab.

Third Quarter Segment Review and Financial Discussion

Consolidated revenues in the quarter were down $27.5 million, or 22%, largely in line with Company guidance. Also consistent with that prior guidance, Dril-Quip does not expect fourth quarter 2017 revenues to materially change from the third quarter. Bookings remained muted as they have been throughout 2017.

Western Hemisphere revenue declined sequentially $13 million, or 18%. This decline was driven by lower subsea wellhead and fabricated joint revenues in the United States and slower than expected customer approvals in Brazil. Additionally, the disruption caused by Hurricane Harvey accounted for approximately $2.5 million in delayed revenues.

Eastern Hemisphere revenue declined sequentially by $4.5 million, or 15%, as a number of customer delivery dates peaked in the second quarter of 2017.

Asia-Pacific revenue declined sequentially by $10 million, or 36%, as work on the Kangean project in Indonesia slowed as it nears completion. Additionally, the region did not benefit from the call-out work it experienced in the second quarter of 2017.

Dril-Quip’s largest markets remain offshore, harsh, deepwater environments and the Company believes it is at or near the trough today in terms of the activity in those markets. However, recent industry consensus forecasts a longer and shallower recovery for oil prices and Dril-Quip’s primary end markets. This outlook necessitated a review of the usefulness of the Company’s fixed assets and inventory which resulted in a pre-tax $61 million non-cash impairment charge in the third quarter of 2017.

Consolidated Adjusted EBITDA fell 29% sequentially in the third quarter of 2017 on lower revenues offset in part by continuing savings from the Company’s cost reduction initiatives. These improvements include TIW, where the Company is in the early stages of both cross-selling efforts and cost synergies. TIW revenues increased 4% sequentially and the Adjusted EBITDA loss narrowed to $1 million. Dril-Quip expects to see continued sequential improvement in TIW results in the coming quarters with meaningful improvement expected by mid-2018. The Company believes cost synergies, once fully executed, should yield approximately $8 million to $10 million annualized.

Balance Sheet

Dril-Quip’s cash on hand grew to $473 million resulting from $29.4 million of Free Cash Flow in the quarter. This increase, combined with the Company’s debt-free balance sheet, provides both financial and operational flexibility through the current downturn and will allow the Company to quickly capitalize on opportunities when the market rebounds.

New Products

The Company is encouraged by the early acceptance of new products introduced in 2017. Dril-Quip licensed the new boltless DXe Wellhead Connector and expects further gains in market share in the coming months. Additionally, the Company recently received technical acceptance from a large customer of the new HPHT BigBore IIe Wellhead System. Dril-Quip expects a meaningful contribution from the new products being launched, including increases to addressable market, market share and future revenues.

The Company’s investments in research and development remain strong and are made possible because of a strong, debt-free balance sheet. This robust cash position will allow management and the Board to continue to execute on Dril-Quip’s long-term, forward-focused strategy of pursuing acquisitions, investing in research and development and opportunistically repurchasing shares

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, but which is particularly well suited for use in deep-water, harsh environment and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated revenues, cost synergies, possible acquisitions, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted net income, Adjusted diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted net income and diluted adjusted net income per common share are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant, and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate more effectively the operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA, and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income and net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Jerry Brooks, Vice President - Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Consensed Consolidated Income Statement

(Unaudited)

	Three months ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands, except per share data)
Revenues:
Products	$75,885	$102,092	$101,277
Services	24,461	25,830	22,363

Total revenues	100,346	127,922	123,640
Costs and expenses
Cost of sales	63,050	87,549	77,633
Selling, general and administrative	27,994	31,179	12,504
Engineering and product develoipment	10,379	10,308	10,570
Impairment and other chanrges	60,968	—	—

Total Costs	162,391	129,036	100,707

Operating income (loss)	(62,045)	(1,114)	22,933
Interest income	957	1,070	945
Interest expense	(12)	(18)	(1)
Income tax provision (benefit)	(31,840)	(77)	4,864

Net income (loss)	$(29,260)	$15	$19,013

Earnings (loss) per share, diluted	$(0.78)	$—	$0.51

Depreciation and amortization	$9,518	$12,881	$7,592

Capital expenditures	$6,627	$8,089	$5,013

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

(In thousands, except per share amounts)

Adjusted Net Income and EPS:

	Three months ended
	30-Sep-17		30-Jun-17		30-Sep-16
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
Net Income (Loss)	$(29,260)	$(0.78)	$15	$0.00	$19,013	$0.51
Adjustments (after tax)
Reverse the effect of foreign currency	308	0.01	2,988	0	4,361	0.12
Add back impairment and other charges	35,876	0.96	—	—	—
Less one-time tax adjustments	(6,075)	(0.16)	—	—	—
Add back severance payments	942	0.03	247	0	—	—

Adjusted net income	$1,791	$0.05	$3,250	$0.09	$23,374	$0.63

Adjusted EBITDA

	Three months ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Net Income (Loss)	$(29,260)	$15	$19,013
Add:
Interest (income) expenses	(945)	(1,052)	(944)
Income tax expense (benefit)	(31,840)	(77)	4,864
Depreciation and amortization expense	9,518	12,881	7,592
Impairment and other charges	60,968	—	—
Foreign currency loss (gain)	380	3,689	(5,478)
Severance costs	1,163	305	—
Stock compensation expense	3,694	3,567	3,188

Adjusted EBITDA[1]	$13,678	$19,328	$28,235

1	Adjusted EBITDA for the three months ended September 30, 2017 and June 30, 2017 include net losses related to TIW Adjusted EBITDA of approximately $1.0 million and $1.5 million respectively.

Free Cash Flow

	Three months ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Net cash provided by operating activities	$36,035	$27,224	$58,633
Less:
Purchase of property, plant and equipment	(6,627)	(8,089)	(5,013)

Free Cash Flow	$29,408	$19,135	$53,620